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                                                                  EXHIBIT 10.42


                        (Confidential Portions Omitted)

                           EXCLUSIVE OUTPUT AGREEMENT

        This Agreement (the "Agreement") is being entered into as of this 25th day of October, 2000 by and between BAY AREA MULTIMEDIA, INC. ("BAM") and SPYGLASS ENTERTAINMENT GROUP, L.P. ("SPYGLASS") and sets forth the terms and conditions of their agreement regarding BAM's acquisition of certain rights to SPYGLASS' motion picture output on an exclusive basis and certain other motion picture product, all as more particularly set forth below. As used herein, the term "Parties" shall refer collectively to BAM and SPYGLASS, and the term "Party" shall refer to BAM or SPYGLASS individually. The Parties hereby agree as follows:

1. SCOPE OF THE AGREEMENT: For good and valuable consideration, receipt of which is hereby acknowledged:

        a. Exclusive First Look Obligation. During the Output Term (as defined herein), SPYGLASS shall submit to BAM, on an exclusive, "first-look" basis, all SPYGLASS Pictures (as defined herein) with respect to which BAM shall have the right to exploit Interactive Entertainment Rights (as defined in Paragraph 5 hereof) in perpetuity throughout the universe, in accordance with the terms and conditions hereof. Each submission shall be made by SPYGLASS in accordance with the requirements and procedures set forth below. The term "SPYGLASS Picture" shall mean an original first class theatrical motion picture: (i) to be produced or acquired for theatrical release by SPYGLASS; and/or (ii) to be otherwise released under the SPYGLASS name and/or logo and/or any other name and/or logo owned, operated or controlled by, or otherwise affiliated with, SPYGLASS, by itself or through a joint venture with another entity, in each instance for which SPYGLASS controls the Granted Rights. A motion picture project, property or film shall be deemed to be a SPYGLASS Picture the first date upon which SPYGLASS enters into an agreement to acquire the rights to cause such project, property or film to be produced, acquired or otherwise released in accordance with the definition of a SPYGLASS Picture hereunder (the "Acquisition Date"). For purposes hereof, "first look" means that a SPYGLASS Picture shall be submitted solely and exclusively to BAM for purposes of exploiting the Interactive Entertainment Rights in and to such SPYGLASS Picture before the same is submitted to any other person or entity. It is the essence of this Agreement that SPYGLASS will not submit any SPYGLASS Picture to a third party for acquisition, licensing, exploitation or any other use of the Interactive Entertainment Rights unless and until the SPYGLASS Picture has been submitted to BAM hereunder and BAM has declined to exploit the Interactive Entertainment Rights to the SPYGLASS Picture (a "Rejected Picture"). A SPYGLASS Picture for which BAM elects to exploit the Interactive Entertainment Rights shall be referred to as an "Included Picture."

        b. Grant of Rights. SPYGLASS hereby irrevocably grants, transfers, assigns and licenses to BAM the Granted Rights (as defined in Paragraph 2 hereof) in and to each SPYGLASS Picture during the Output Term (as defined herein) in perpetuity throughout the universe subject to, and in accordance with, the terms hereof.

        c. Output Term. The term "Output Term" shall mean the period commencing on the date hereof and expiring five (5) years from the date hereof. It is understood that notwithstanding



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the expiration of the Output Term, BAM's Granted Rights with respect to each
SPYGLASS Picture shall continue in perpetuity throughout the universe.

2.      GRANTED RIGHTS:

        a. Granted Rights. The term "Granted Rights" shall mean the exclusive Interactive Entertainment Rights (as defined herein) to each of the SPYGLASS Pictures, all rights necessary to distribute, exploit, advertise, promote and publicize such Interactive Entertainment Rights, and the identical rights to all remakes, sequels and prequels of each SPYGLASS Picture, for exploitation in perpetuity throughout the Universe. "Interactive Entertainment Rights" shall mean all of the following: (a) rights to develop and manufacture interactive software products (the "Products") on all interactive entertainment software platforms including, without limitation: (i) IBM PC, Apple Macintosh and Power PC compatible computers and any similar or successor personal computers, whether operating under DOS, Windows, OS/2, Macintosh OS, UNIX or any similar or successor operating system, and whether operating in stand-alone or networked configuration including, without limitation, on the interactive networks and the Internet, and regardless of storage media (e.g., whether on CD-ROM, magnetic, optical solid-state or other media), (ii) dedicated console gaming systems and any similar or successor gaming systems (e.g., Sony PlayStation, Sony PlayStation 2, Sega Dreamcast, Microsoft Xbox, Nintendo Dolphin, Nintendo 64, etc.), (iii) coin operated, token operated or other arcade games, and (iv) handheld consoles and devices (e.g., Nintendo Color Gameboy); and (b) rights to use elements of each SPYGLASS Picture including, without limitation, the soundtrack to each SPYGLASS Picture and the names, likenesses, biographies, photographs and recorded voices of all persons appearing in each SPYGLASS Picture, but only to the extent SPYGLASS possesses the right to grant any such rights, (i) as part of the name, label, packaging, or trade dress (i.e., overall appearance and commercial impression) of the Products, (ii) as part of the sound, graphics or other audio-visual elements integral to the Products for use in all interactive media whether heretofore known or hereafter developed, and
(iii) in print media, point of sale, radio broadcast and television advertising, and in brochures, sales literature and promotional activities, including on-line promotional activities, for the Products. The Parties agree that the Granted Rights are subject only to any non-financial contractual restrictions thereon set forth in any bonafide agreement entered into by SPYGLASS with third parties of which BAM has received timely written notice. SPYGLASS will apprise BAM of any such restrictions it is aware of at the time of the submission.

        b. Exclusions. Notwithstanding the foregoing, BAM hereby acknowledges that pursuant to a prior existing agreement SPYGLASS is subject to certain rights of first negotiation/first refusal held by a third party regarding the distribution of Granted Rights in the territories of Germany, Austria, Liechtenstein, Switzerland, Luxembourg and Alto Adige and accordingly, BAM's exercise of the Granted Rights shall also subject to and limited by such pre-existing obligations. In addition, SPYGLASS hereby reserves the right, exercisable in its sole discretion, to exclude the Picture entitled "Reign of Fire" as a SPYGLASS Picture hereunder.

3.      SUBMISSION PROCEDURES:



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        a. Submission. Not later than thirty (30) business days following the
Acquisition Date of a SPYGLASS Picture, SPYGLASS shall submit the screenplay for such SPYGLASS Picture to BAM, along with a written notice ("Submission Notice") from SPYGLASS to BAM stating the proposed budget amount for such SPYGLASS Picture and informing BAM that the screenplay and notice constitute a submission hereunder. In addition, SPYGLASS shall submit to BAM a statement of any and all creative elements attached to such SPYGLASS Picture, if any (e.g., director, writer, principal cast members) and all other relevant material SPYGLASS has in connection with such SPYGLASS Picture (e.g., proposed schedule, expected date of initial United States theatrical release) (collectively, all of the foregoing shall be known as the "Submission Materials").

        b. BAM's Response to Submission. Within ninety (90) days following receipt by BAM of a Submission Notice, together with complete Submission Materials (the "Response Period"), BAM will provide written notice to SPYGLASS whether BAM elects to exploit the Interactive Entertainment Rights to such SPYGLASS Picture. BAM's failure to respond within the Response Period shall be deemed to constitute BAM's rejection of such SPYGLASS Picture and such SPYGLASS Picture shall thereafter be deemed to be a Rejected Picture.

        c. Rejected Pictures. With respect to each Rejected Picture, SPYGLASS will have the option to arrange for the Interactive Entertainment Rights to such Rejected Picture to be acquired by third parties; provided, however, that prior to the time that SPYGLASS concludes any agreement to set up such rights with a third party, if there is a change in any of the following elements set forth in the Submission Materials (e.g., a change in the budget in excess of twenty-five percent (25%) of the total budget amount, a change in the principal cast), then SPYGLASS shall resubmit the Rejected Picture to BAM in accordance with the terms of Paragraph 3.a. above (provided BAM shall have 30 days from the date of such resubmission to make its determination) and the Rejected Picture shall not be submitted to any third party unless and until BAM has again declined to exploit said rights. All of BAM's right, title, and interest in and to each Rejected Picture that is not required to be resubmitted to BAM pursuant to the terms of this Paragraph 3.c. shall revert to SPYGLASS automatically. BAM shall quitclaim all rights in and to such Rejected Picture to SPYGLASS. Upon SPYGLASS' written request, BAM shall execute and deliver or cause to be executed and delivered to SPYGLASS a customary quitclaim or such other instruments, documents or agreements as SPYGLASS may reasonably deem necessary to effectuate such quitclaim.

        d. Submission by BAM. In addition to SPYGLASS' submissions hereunder, BAM shall have the right, but not the obligation, to submit to SPYGLASS, at any time, theatrical motion picture projects for which BAM is willing to exploit the Interactive Entertainment Rights. None of such projects shall be deemed a SPYGLASS Picture hereunder unless and until SPYGLASS enters into a binding written agreement to acquire the rights to cause such project to be produced, acquired or otherwise released in accordance with the definition of a SPYGLASS Picture hereunder.

4.      EQUITY INTEREST:



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        a. BAM Common Stock. SPYGLASS shall be entitled to receive from BAM a warrant in the form attached hereto as Exhibit A to purchase up to 100,000 shares of BAM common stock (the "Equity Interest"). (The shares issued upon exercise of the Warrant shall be referred to as the "Shares").

        b. Rights of First Refusal. From the date hereof until the earliest to occur of (i) the sale or transfer of greater than 50% of the aggregate equity interests in BAM held by Raymond Musci and Anthony Williams as of the date of this Agreement, (ii) such time as Raymond Musci and Anthony Williams no longer serve as officers of BAM, or (iii) an initial public offering of the equity of BAM. SPYGLASS and BAM agree:

               (i) Offer of Sale; Notice of Proposed Sale. If at any time SPYGLASS desires to sell, transfer or otherwise dispose of the Shares, SPYGLASS shall deliver written notice of its desire to do so (the "Sale Notice") to BAM, which Sale Notice must be accompanied a summary of the terms of a bona fide offer to purchase SPYGLASS shares (the "Sale Offer"), which Sale Offer shall be expressly subject to SPYGLASS' complying with the provisions of this Agreement, including this Paragraph 4, with a bona fide purchaser reasonably capable of completing such purchase (the "Proposed Transferee"). The Sale Notice and Sale Offer shall specify (i) the name and address of the Proposed Transferee(s), (ii) the number of Shares SPYGLASS proposes to sell, transfer or otherwise dispose of (referred to herein as "Offered Shares"), (iii) the consideration per Offered Share to be delivered to SPYGLASS for the proposed sale, transfer or disposition and (iv) all other material terms and conditions of the proposed transaction.

               (ii) Option to Purchase. BAM shall have the option to purchase all or any portion of the Offered Shares for the consideration per share and on the terms and conditions set forth in the Sale Notice and Binding Agreement. The Company may only exercise such option by delivery of written notice to SPYGLASS prior to the date fifteen (15) business days after the date of delivery of the Sale Notice. If BAM delivers written notice of its intent to purchase all or any portion of the Offered Shares, then the closing of the purchase of the Offered Shares shall take place at the offices of BAM no later than ten (10) business days after the expiration of the fifteen (15) day period specified above.

               (iii) Sale to Proposed Transferee. To the extent BAM fails (i) to deliver written notice or notices of intent to purchase any of the Offered Shares within the fifteen (15) day period specified in Paragraph 4.b.(ii) or
(ii) to close the purchase of the Offered Shares within the applicable period specified in Paragraph 4.b.(ii), then SPYGLASS may sell, transfer or otherwise dispose of the remaining Offered Shares to the Proposed Transferee at any time within one hundred twenty (120) days after the date of the delivery of the Sale Notice on terms not less favorable than terms set forth in the Sale Notice and Sale Offer. Any Offered Shares not sold, transferred or otherwise disposed of within the applicable one hundred twenty (120) day period shall continue to be subject to all of the requirements of this Paragraph 4 as if there had been no prior offer or Sale Notice. Notwithstanding the above, the Offered Shares shall not be sold, transferred or otherwise disposed of unless such purchaser or acquirer is bound or agrees in writing to be bound by the provisions of this Paragraph 4, and any such sale, transfer or disposition where such purchaser or acquirer is not bound or does not so agree to be bound shall be void.



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        c. Lock-up Agreement. In consideration for BAM agreeing to its obligations under this Agreement, SPYGLASS agrees, in connection with the first qualified public offering of BAM securities, upon request of BAM or the underwriters managing such offering, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of BAM (other than those included in the registration) without the prior written consent of BAM or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as BAM or the underwriters may specify. SPYGLASS agrees that BAM may instruct its transfer agent to place stop transfer notations in its records to enforce the provisions of this Paragraph 4.

        d. Effect of Not Following Procedures. Any sale, transfer or other disposition of any Shares not in accordance with the foregoing procedures of this Paragraph 4 shall be null and void and of no force and effect. Notwithstanding anything to the contrary contained herein, nothing shall prevent SPYGLASS from pledging or otherwise encumbering its Shares; provided, however, that the pledgee or holder of such encumbrance shall not be entitled to acquire such Shares upon default or otherwise unless the provisions of this Paragraph 4 are first complied with.

        e. Tag Along Provisions.

               (i) General. Prior to a Qualified IPO, if Raymond Musci ("Principal Stockholder") proposes to offer shares of BAM ("Offered Securities") to any Person (individually, a "Third Party" and collectively, "Third Parties") in any one transaction or any series of related transactions, directly or indirectly, such sale or other disposition shall not be permitted unless Principal Stockholder shall offer (or cause the Third Party to offer) to SPYGLASS in writing (the "Tag-Along Notice") the right to elect to include, at the sole option SPYGLASS, in the sale or other disposition to the Third Party such number of shares of Offered Securities owned by SPYGLASS as shall be determined in accordance with paragraph (iii) below (the "Tag-Along Shares"). The Tag-Along Notice shall state: (1) the Principal Stockholder's bona fide intention to sell such Offered Securities; (2) the number of shares of such Offered Securities to be offered for sale; and (3) the price and terms upon which the Principal Stockholder proposes to offer such Offered Securities.

               (ii) At any time within fifteen (15) days after the giving of the Tag-Along Notice, SPYGLASS may make an election to include the Tag-Along Shares in such a sale and deliver to the Company a stock certificate or certificates representing the Tag-Along Shares, together with a limited power-of-attorney authorizing the Principal Stockholder to sell or otherwise dispose of such Tag-Along Shares pursuant to the terms of such Third Party's offer.

               (iii) SPYGLASS shall have the right to sell or include in the Third Party's offer, that percentage (the "Tag-Along Percentage") of the number of Offered Securities to be sold to the Third Party equal to the ratio (expressed as a percentage) of (1) the Shares purchased by SPYGLASS, as compared with (2) the aggregate number of shares owned by all stockholders.

               (iv) The purchase from SPYGLASS pursuant to this Section shall be on the same terms and conditions, including the price per share, the form of consideration and the date of sale or



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other disposition, as are received by the Principal Stockholder and shall be no less favorable to the sellers than as stated in the Tag-Along Notice.

               (v) Promptly (but in no event later than fifteen (15) days after treating all securities, or rights which are convertible into securities as having been exercised and converted into shares of common stock, consummation of the sale or other disposition of shares of Offered Securities of the Principal Stockholder and SPYGLASS to the Third Party pursuant to the Third Party's offer, the Principal Stockholder shall (1) notify such other SPYGLASS of the completion thereof, (2) cause to be remitted to SPYGLASS the total sales price attributable to the Offered Securities which SPYGLASS sold or otherwise disposed of pursuant thereto, and (3) furnish SPYGLASS evidence of the completion and time of completion of such sale or other disposition and the terms thereof as may be reasonably requested by SPYGLASS.

               (vi) If within fifteen (15) days after the Tag-Along Notice is given, SPYGLASS has not accepted the offer to make an inclusion election, such SPYGLASS will be deemed to have waived any and all of its rights with respect to the sale or other disposition of the Offered Securities described in the Tag-Along Notice. The Principal Stockholder shall have one hundred twenty (120) days after such 30-day period in which to sell or otherwise dispose of the Offered Securities of the Offering Stockholder to the Third Party or any other Person at a price and on terms not more favorable in the aggregate to the Principal Stockholder than were set forth in the Tag-Along Notice.

               (vii) If, at the end of such 120-day period, the Principal Stockholder has not completed the sale of shares of Offered Securities in accordance with the terms of the Third Party's offer, all the restrictions on sale contained in this Agreement with respect to Offered Securities owned by the Offering Stockholders shall again be in effect (unless such 120-day period is extended with the consent of each of the other Stockholders).

               (viii) Notwithstanding the terms and provisions of paragraph 43(i) hereof, the Tag-Along Right provided for in this Section 4 shall not be applicable to (i) any repurchase by the Company of equity securities from an employee upon termination, (ii) any redemption or conversion of any Preferred Stock in accordance with its terms, (iii) any transfer solely by one or more stockholders, in a single transaction or series of related transactions, of Shares constituting less than five percent (5%) of the fully diluted Stock; (iv) any transfer for estate purposes, (v) any transfer to a family member, Robert Holmes or Anthony Williams.

5.      ROYALTY PAYMENTS:

        a. Royalties. Royalties shall be payable in accordance with the schedule set forth on Schedule NS. Any royalties payable pursuant to this Agreement shall be paid on a quarterly basis for the first two years subsequent to the date hereof, on a semi-annual basis for the following three years, and, thereafter on an annual basis, provided that in each such case, each payment hereunder shall be accompanied by a royalty statement.



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        b. Limitations on Royalties. No royalties will be payable on returns that are accepted and credited by BAM or an affiliate of BAM, or on units of the Products distributed exclusively for demonstration or promotional purposes, or for replacements. BAM shall have the right to retain a reasonable reserve from royalties for returned Products (provided that such reserve will be reviewed and, if appropriate, liquidated in good faith on a quarterly basis). To the extent that the actual returns to BAM or affiliates of BAM in any given quarter are greater than the expected returns based on which BAM has adjusted any royalty payments, such difference will be withheld by or payable to BAM, as the case may be. No royalties will be payable on sales or other transactions between BAM and any affiliates of BAM. If BAM makes a royalty payment to SPYGLASS where BAM is subsequently required to refund or reduce all or any part of the Net Sales collected by it, BAM shall have the right to a refund of overpayments of royalties made to SPYGLASS.

        c. Books and Records Relating to Sales. BAM will maintain sufficient and accurate books and records relating to all transactions relevant to sales of the Products or in respect of which BAM is required to provide information in a royalty statement.

        d. Inspection. BAM will permit a chartered accountant reasonably acceptable to BAM and appointed by SPYGLASS (the "SPYGLASS Accountant") to inspect the books and records maintained by BAM after thirty (30) days notice at any reasonable time during normal business hours at SPYGLASS' expense and in such manner as not to interfere with the business of BAM for the purpose of verifying the correctness of the royalty statements and the payments made by BAM to SPYGLASS by way of royalty pursuant to this Paragraph 8. SPYGLASS shall not be entitled to make such inspections more frequently than on one occasion in each period of twelve (12) calendar months unless it can demonstrate that there are exceptional circumstances requiring such additional inspections. In the event that the SPYGLASS Accountant discovers an error of greater than [*] in favor of SPYGLASS, SPYGLASS shall be entitled to reimbursement by BAM for the costs of such a review plus interest at 10 percent (10%) per annum.

        e. No Disclosure. SPYGLASS shall not and shall cause the SPYGLASS Accountant not to disclose any information acquired as a result of any such examination or inspection to any person, firm or corporation other than its employees, authorized representatives and as otherwise strictly necessary to enforce its rights hereunder.

*  Confidential Portion Omitted and Filed Separately with the Commission.



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6.      CONSULTATION AND APPROVAL RIGHTS:

        a. SPYGLASS. SPYGLASS shall meaningfully consult with BAM in good faith during the Output Term with respect to (a) SPYGLASS' development/acquisition slate for SPYGLASS Pictures and (b) all key creative elements of the Included Pictures. SPYGLASS shall advise BAM as to the status of pre-production, production and post-production of each Included Picture on no less than a quarterly basis. Without limiting the generality of the foregoing, SPYGLASS agrees to provide BAM with regular production status reports during the period of principal photography and post-production of each Included Picture.

        b. BAM. The parties shall mutually agree upon a milestone schedule of tasks to be completed for the development, production, marketing and distribution of each Product and the relevant requirements therefor (the "Milestone(s)"). SPYGLASS shall evaluate each relevant Milestone to determine whether the Milestone complies with the requirements established for each such Milestone. Once approved by SPYGLASS, such approval of the Milestone is not revocable.

7. BOOKS AND RECORDS: SPYGLASS shall at all times maintain customary production books and records (including copies of third party agreements and chain-of-title documentation) for each Included Picture and shall, upon BAM's request, for a period of up to two (2) years after initial United States theatrical release of the applicable Included Picture, provide BAM with reasonable access to review and copy the same during reasonable business hours.

8. DELIVERY: The term "Delivery" shall mean BAM's receipt and approval of all of the items listed in Schedule DS attached hereto (the "Delivery Items") and incorporated herein by reference relating to each Included Picture, by a date no later than two (2) weeks following delivery of each Included Picture to its domestic distributor ("Delivery Date"); provided, however, with respect to SPYGLASS' acquisition of Included Pictures in completed form, in lieu of the foregoing, the Delivery Date shall be no later than thirty (30) days following delivery to SPYGLASS of such Included Picture. Notwithstanding the foregoing, SPYGLASS agrees to use its best efforts to provide any Delivery Items to BAM as soon as is practicable during the course of production. SPYGLASS agrees further to provide BAM reasonable access to the set during production of an Included Picture, on a non-interference basis with production, to enable BAM to photograph the set and to conduct motion capture sessions as BAM may arrange with cast members. SPYGLASS agrees herein that the Delivery Items shall be fully paid for by SPYGLASS provided that BAM shall be responsible for any duplication costs and delivery costs. It is understood and agreed by BAM and SPYGLASS that any Delivery Items delivered to BAM hereunder shall become the sole and exclusive property of BAM; provided, however, in no event shall BAM's ownership of such materials be deemed to give BAM any greater rights in the Included Picture than the Granted Rights.

9. PUBLICITY MATERIALS: SPYGLASS agrees herein to provide BAM with free access to all publicity and advertising materials which have been prepared (and cleared by SPYGLASS) in connection with the theatrical release of each Included Picture (provided, that any costs associated with duplication of such materials shall be borne by BAM and recoupable by BAM hereunder). The Parties agree that BAM may use such publicity and advertising materials to promote, advertise and



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market all Products developed in connection with the applicable Included
Picture, subject to the contractual restrictions imposed by third parties. Subject to the prior approval of SPYGLASS, BAM agrees to use SPYGLASS logos in connection with all Products developed in connection with the applicable Included Picture.

10. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SPYGLASS: SPYGLASS hereby represents, warrants and covenants to BAM as follows:

        a. Power. SPYGLASS is a partnership duly formed and validly existing in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

        b. Duly Authorized. The execution and delivery of this Agreement by SPYGLASS and the consummation by SPYGLASS of the transactions contemplated hereby have been duly authorized and no other corporate or partnership proceeding or consent on the part of SPYGLASS is necessary to authorize this Agreement and the transactions contemplated hereby.

        c. Liens. Schedule 10c sets forth a listing of all claims, liens, charges or encumbrances which materially impair or materially and adversely affect the Granted Rights. SPYGLASS hereby agrees to provide BAM with written notice upon the creation of any additional claim, lien, charge or encumbrance, or any amendments or other modifications to any of the charges, liens, claims or encumbrances set forth on Schedule 10c which in either case, would materially impair or have a material and adverse effect on the Granted Rights. Such written notice will be sent in a timely manner and shall include a brief description of such claim, lien, charge or encumbrance. Except as set forth on Schedule 10c, the Granted Rights licensed to BAM hereunder, as of the date of this agreement and hereafter shall continue to be, free and clear of any and all claims, liens, charges, encumbrances, restrictions, agreements, commitments, and arrangements whatsoever which materially impair or materially and adversely affect BAM's rights hereunder to exploit the Granted Rights, provided, however that for any breach of the representation and warranty set forth in this subparagraph regarding the liens set forth on Schedule 10c hereto, BAM's sole remedy is termination of this Agreement.

        d. No Infringement. With respect to each SPYGLASS Picture and the advertising and publicity materials in connection therewith provided to BAM hereunder and so long as such advertising and publicity materials are used in compliance with any restrictions on such materials specified by SPYGLASS to BAM:
(i) to the best of SPYGLASS' knowledge, the foregoing does not and will not contain any language or material which is libelous, slanderous, or defamatory; and (ii) to the best of SPYGLASS' knowledge, the foregoing will not, when used by BAM (or its permitted licensees and assigns) as authorized hereunder, violate, infringe upon or give rise to any adverse claim with respect to, any common-law or other right (including, without limitation, any copyright, trademark, service mark, literary, dramatic or musical right, or right of privacy or publicity) of any person, or violate any applicable law in a fashion which would adversely affect BAM's ability to exercise the Granted Rights hereunder.



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        e. Music. With respect to each musical composition included in a
SPYGLASS Picture, SPYGLASS shall assign such rights to BAM to use under the terms of this Agreement to the extent SPYGLASS has the right to assign such rights to BAM.

        f. No Payment Obligations. BAM will not be obligated to make any payments to any third party, unless otherwise expressly specified in this Agreement or consented to in writing by BAM, in connection with the exercise by BAM or its licensees of the Granted Rights including, but not limited to: (i) any guild re-run, reuse, pension or residual payments of any kind, nature or description; or (ii) any other payments (whether characterized as a deferment, participation, or otherwise) required to be made to any third party participant including without limitation investors in and/or financiers of any SPYGLASS Picture.

        g. Copyrighted Material. Except with respect to incidental public domain elements, and subject to the applicable provisions of applicable copyright law as of the date hereof and as it may change in the future, the copyright(s) in each SPYGLASS Picture and in the literary, dramatic and musical material upon which it is based or which is contained therein will be valid and subsisting during the Output Term for each SPYGLASS Picture and SPYGLASS has not done or permitted and will not do or permit any act or omission which would impair or diminish the validity or duration of such copyright.

        h. No Conflicting Grant. With respect to its projects, properties and films, SPYGLASS has not granted and will not grant to any third person (i) any of the Granted Rights granted to BAM hereunder nor (ii) any other rights which conflict with the Granted Rights exclusively granted to BAM hereunder, and has not entered and shall not hereafter enter into any agreement, which would violate or conflict with the Granted Rights granted to BAM or the restrictions imposed upon SPYGLASS hereunder.

        i. Advertising. BAM may use, subject only to contractual restrictions contained in applicable talent agreements, which SPYGLASS has notified BAM of in writing prior to submission, the names and likenesses of all talent rendering services in connection with the SPYGLASS Picture in any and all advertising and publicity materials and BAM will not be restricted in any way from using any of the talent's names and likenesses in connection with such advertising and publicity materials.

        j. Investment Experience. SPYGLASS represents that it is experienced in evaluating and investing in companies in a similar stage of development as BAM and acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment pursuant to this Agreement. SPYGLASS is capable of evaluating the merits and risks of the investment in the Shares and can bear the risk of the loss of the entire Equity Interest. SPYGLASS has not been organized for the purpose of acquiring the Shares. SPYGLASS is an "Accredited Investor" as defined in the Securities Act of 1933, as amended.

        k. Investment for Own Account. The Shares will be acquired for SPYGLASS' own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof. There is no contract or arrangement with any person to sell, transfer or grant participations to any third person with respect to the Shares.

11. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BAM: BAM hereby represents, warrants and covenants to SPYGLASS as follows:

        a. Power. BAM is a corporation duly formed and validly existing in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

        b. Duly Authorized. The execution and delivery of this Agreement by BAM and the consummation by BAM of the transactions contemplated hereby have been duly authorized and no other corporate or partnership proceeding or consent on the part of BAM is necessary to authorize this Agreement and the transactions contemplated hereby.

        c. Capitalization. As of the date hereof, there are 312,760 shares of common stock and 976,220 shares of Series A Preferred Stock issued and outstanding. Each share issued has been issued in conformity with applicable law.

        d. No Infringement. With respect to each BAM Product (but specifically excluding each SPYGLASS Picture and the advertising and publicity materials provided by SPYGLASS to BAM in connection therewith pursuant to this Agreement, so long as BAM complies with any restrictions of which BAM is notified regarding such materials): (i) to the best of BAM's knowledge, the foregoing does not and will not contain any language or material which is libelous, slanderous, or defamatory; and (ii) to the best of BAM's knowledge, the foregoing will not violate, infringe upon or give rise to any adverse claim with respect to, any common-law or other right (including, without limitation, any copyright, trademark, service mark, literary, dramatic or musical right, or right of privacy or publicity) of any person, or violate any applicable law.

12.     INDEMNITY/INSURANCE:

        a. SPYGLASS. SPYGLASS hereby agrees to indemnify, defend and hold harmless BAM, its parent, subsidiaries and related companies, its licensees, subdistributors and affiliates, and their respective officers, directors, agents, and employees from any and all third party claims, actions or proceedings of any kind and from any and all damages, liabilities, costs and expenses (including reasonable legal fees and costs) relating to or arising out of any breach of any of the warranties, representations or agreements of SPYGLASS hereunder or any error or omission in any of the material or information furnished to BAM in accordance with this Agreement (except to the extent such claims, actions or proceedings give rise to BAM's indemnification obligations under this Agreement).

        b. BAM. BAM hereby agrees to indemnify, defend and hold harmless SPYGLASS, its parent, subsidiaries and related companies and affiliates, and their respective officers, directors, agents, and employees from any and all third party claims, actions or proceedings of any kind and from any and all damages, liabilities, costs and expenses (including reasonable legal fees and costs) relating to or arising out of any breach of any of the warranties, representations or agreements of BAM hereunder or otherwise in connection with the Products (except to the extent such claims, actions or proceedings give rise to SPYGLASS' indemnification obligations under this Agreement).

        c. INSURANCE. BAM shall name SPYGLASS as an additional named insured under its E&O and product liability insurance as appropriate.

13.     REMEDIES:

        a. SPYGLASS' Remedies. No action or omission by BAM shall constitute a breach of this Agreement unless SPYGLASS first notifies BAM in writing setting forth the alleged breach or default and BAM does not cure the same within thirty
(30) days of being notified of such breach, with the exception of a breach of a payment obligation which cure period shall be limited to five (5) days of being notified of such breach. If BAM breaches its obligations hereunder, the damage, if any, caused SPYGLASS shall not be irreparable or sufficient to entitle SPYGLASS to injunctive or other equitable relief. Consequently, SPYGLASS' rights and remedies shall be limited to the right, if any, to obtain damages at law and SPYGLASS shall not have any right in such event to terminate or rescind this Agreement or any of the rights granted to BAM hereunder or to enjoin or restrain the advertising, promotion, distribution, exhibition or exploitation of the SPYGLASS Pictures and/or any of BAM's rights hereunder. BAM's payment of any compensation or performance of any obligation hereunder shall not constitute a waiver by BAM of any breach by SPYGLASS of any rights or remedies which BAM may have as a result of such breach, provided, however, that if such a breach by SPYGLASS (i) is inadvertent and non-recurring (i.e., not intentional or repeated) and is by its nature reasonably curable and (ii) allowing SPYGLASS to cure such a breach will not result in additional expense to BAM, then SPYGLASS shall have a period of five (5) business days from the date of notice from BAM of such breach within which to cure such breach.

        b. Remedies Cumulative. Except as set forth in Paragraph 13.a. above, all remedies accorded herein or otherwise available to either Party hereto shall be cumulative, and no one such remedy shall be exclusive of, nor shall it be considered a waiver of, any other.

        c. Rights Unique. SPYGLASS acknowledges that the rights herein granted are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and that a breach by SPYGLASS will cause BAM irreparable injury and damage. BAM shall be entitled to injunctive and other equitable relief to prevent any breach by SPYGLASS.

14. NOTICES: All notices shall be in writing and shall be delivered to the address(es) for notice set forth below or hereafter supplied by a Party to the other. Notices shall be effective on the date received, if delivered by hand or by facsimile, on the next business day following delivery thereof to an air courier for overnight delivery, and on the third business day after deposit into the United States mail, postage prepaid.

(a) If to BAM:                       (b) If to SPYGLASS:

Bay Area Multimedia, Inc.                   Spyglass Entertainment Group, L.P.
333 W. Santa Clara Street                   500 S. Buena Vista St.
Suite 930                                   Burbank, CA 91521-1855
San Jose, CA 95113                          Attn: Gary Barber
Attn: Ray Musci                             Fax No. (818) 566-8599
Fax No. (408) 298-9600

With a copy to:

Doty Sundheim & Gilmore
260 Sheridan Avenue
Suite 200
Palo Alto, CA 94306
Attn: George Sundheim
Fax No. (650) 327-0101

15. SUBSEQUENT PRODUCTIONS: Without regard to the expiration of the Output Term, BAM shall have a continuing rolling right of first negotiation/first refusal to exploit the Granted Rights with respect to sequels, prequels and/or remakes (as such terms are customarily defined in the United States entertainment industry, each a "Subsequent Production") of an Included Picture hereunder provided that BAM's right to exploit the Granted Rights in a Subsequent Production to an Included Picture on a rolling basis shall be conditioned on BAM having exploited the rights in the immediately prior Subsequent Production to such Included Picture.

16. KEY EXECUTIVES: If at any time during the Output Term, both of Roger Birnbaum and Gary Barber (or their BAM approved replacement; if applicable) are no longer rendering substantial in person services to SPYGLASS as employees thereof, then BAM shall have the option, to be exercised in its sole discretion, to terminate the Output Term at any time thereafter upon 5 business days' notice (such termination shall not affect any Included Picture prior to the date of such termination), except that if SPYGLASS finds replacements for Roger Birnbaum and Gary Barber which are of comparable stature and which are acceptable to BAM (which acceptance shall not be unreasonably withheld), then BAM shall not have the right to terminate this Agreement pursuant to this Paragraph 16.

17. CONFIDENTIALITY: The Parties shall hold in confidence the terms of this Agreement and any negotiations relating thereto. Neither Party shall disclose, without the other Party's prior consent to any third party (other than its respective employees, directors, officers, attorneys and agents engaged in this transaction, in their capacity as such, on a need-to-know basis), any information with respect to the terms and provisions of this Agreement except:
(a) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other party as promptly as practicable (if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (b) as part of its normal reporting or review procedure to its parent company, banks, auditors, investment bankers, underwriters, third party participants, and/or attorneys (collectively, "Reporting Parties"), provided that such Reporting Parties agree to be bound by the provisions of this Paragraph 21; (c) in order to enforce its rights pursuant to this Agreement; and (d) when such information is otherwise publicly available.

18. INITIAL PRESS ANNOUNCEMENT: The Parties agree that the timing and content of the initial announcement (if any) relating to the completion of this Agreement will be mutually coordinated and agreed upon before being issued by BAM, SPYGLASS, or any third party.

19. ASSIGNMENT: SPYGLASS may not assign, transfer, sell, mortgage, pledge or hypothecate this Agreement or any interest herein or rights hereunder, in whole or in part, either voluntary or by operation of law (including without limitation by merger or consolidation or otherwise), without the prior written consent of BAM, except that SPYGLASS may freely assign this Agreement to its successor or assigns, to any of its associated, affiliated and subsidiary companies or to an entity which acquires all or substantially all of its assets on the condition that assignee assumes all of SPYGLASS' obligations hereunder in writing; and, provided, further, SPYGLASS shall be entitled to assign from time to time its right to receive payments hereunder, without BAM's consent, if such assignment is made pursuant to a signed, written payment direction.

20. FURTHER INSTRUMENTS: Each Party hereto shall duly execute and deliver to the other Party, any and all agreements, documents and instruments reasonably required by the other Party to carry out and effectuate the purposes and intent of this Agreement.

21.     GOVERNING LAW/DISPUTE RESOLUTION:

        a. Governing Law. The substantive laws (as distinguished from the choice of law rules) of the State of California and The United States of America applicable to contracts made and performed entirely in California shall govern
(i) the validity and interpretation of this Agreement, (ii) the performance by the Parties of their respective obligations hereunder, and (iii) all other causes of action (whether sounding in contract or in tort) arising out of or relating to this Agreement or the termination of this Agreement.

        b. Dispute Resolution. The Parties hereto agree that any dispute or controversy relating to this Agreement shall be decided by a Rent-A-Judge, mutually selected by the Parties (or, if they cannot agree, by the Presiding Judge of the Los Angeles Superior Court) appointed in accordance with California Code of Civil Procedure Section 638, sitting without a jury, in Los Angeles County California, and the Parties hereby submit to the jurisdiction of such court. The prevailing Party shall be entitled to collect from the other Party all of its legal expenses incurred in said matter including, without limitation, reasonable attorneys' fees and costs.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed the day and year first written above.

BAY AREA MULTIMEDIA, INC.                    SPYGLASS ENTERTAINMENT GROUP, L.P.

By: /s/ RAYMOND C. MUSCI                     By: /s/ GARY BARBER
   --------------------------------             --------------------------------

Its: President                               Its: Co-Chairman/CEO
    -------------------------------              -------------------------------

                                  SCHEDULE NS

                              NET SALES DEFINITION


Royalty Rate(s):

"Open" Systems as defined in Section 2(a)(i).
  [*]% of Net Sales of each product (SKU) for units [*]
  [*]% of Net Sales of each product (SKU) for units [*]
  [*]% of Net Sales of each product (SKU) for units [*]

"Closed" systems as defined in Section 2(a)(ii)
  [*]% of Net Sales of each product (SKU) for units [*]
  [*]% of Net Sales of each product (SKU) for units [*]
  [*]% of Net Sales of each product (SKU) for units [*]

        "Net Sales" means the gross revenue (including advances) earned and actually received by or credited to BAM or any affiliated or related entity or any affiliate or related entity from the sale, lease, license, distribution or other exploitation of the Product less the following (all of which shall collectively be known as the "Cost of Goods"): (a) actual, direct, third party out-of pocket charges or expenses incurred by BAM or any affiliate or related entity thereof in connection with transportation, handling, carriage, delivery, insurance, taxes (including withholding taxes and Value Added Tax), duties, tariffs, assessments, levies and other governmental and "pass-through" charges on or after sale of units of the Product; and (b) any rebates or allowances (including allowances credited to resellers or distributors in respect of marketing and promotional costs) paid by BAM in connection with the sale or distribution of the Product. If BAM earns revenue from distribution of a Product in combination or bundle with one or more other BAM products, such revenue will be allocated between that Product and such other products on a fair and reasonable basis taking into consideration the current or most recent wholesale prices of components of such compilation or bundle.


*  Confidential Portion Omitted and Filed Separately with the Commission.

                                   SCHEDULE DS

                                DELIVERY SCHEDULE
                 [Further specification to be provided by BAM.]

1.      Soundtrack (if created).

2.      Access to computer graphics imaging (CGI) and models (if created).

3.      Still frame photographs of major sets and/or set pieces (if created).

4.      Access to physical models used in principal photography (if created).

                                 SCHEDULE 10.C.




                                       2